Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 07, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Tupperware Corporation, which is incorporated by reference in Tupperware Corporation’s Annual Report on Form 10-K for the year ended December 28, 2002. We also consent to the incorporation by reference of our report dated February 07, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Orlando, Florida

December 16, 2003